Exhibit 23.1

Consent of Crowe LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (File No. 333-230993) and related Prospectus of Pacific Premier Bancorp, Inc. and Subsidiaries of our report dated February 28, 2020 relating to the consolidated financial statements and effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of Pacific Premier Bancorp, Inc and Subsidiaries for the year ended December 31, 2019, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Crowe LLP

Crowe LLP

Los Angeles, California

June 9, 2020

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